Exhibit 99.1

Implant Sciences Receives TSA Approval

QS-B220 Explosives Trace Detector Approved for Air Cargo Security

Wilmington, MA – January 16, 2013 – Implant Sciences Corporation (OTCQB: IMSC), a high technology supplier of systems and sensors for homeland security and defense markets, announced today that the U.S. Transportation Security Administration (TSA) has notified the Company that its Quantum Sniffer™ QS-B220 Explosives Trace Detector has successfully met the requirements for acceptance onto the Air Cargo Screening Technology List (ACSTL).

Implant Sciences’ President and CEO Glenn D. Bolduc stated, “This announcement positions Implant Sciences to sell its products into the U.S. security marketplace, which accounts for approximately 43% of the world market.  We are very proud to receive TSA approval and I want to congratulate our team and everyone who has worked so hard on this effort.  Implant Sciences now becomes only the third trace detection manufacturer, and the sole American-owned company, to have achieved TSA approval.  We’ve been preparing for this day and believe we have put the right team in place to execute on this significant opportunity.”

Implant Sciences’ COO, Dr. William McGann commented, “The QS-B220 introduces the next generation of explosives trace detection (ETD) technology. Our roadmap for the future includes new fundamental detection technologies that will improve sensitivity and reduce false alarm rates, and new sampling methodologies to extend explosives detection to a wider range of applications and environments. “

About the Quantum Sniffer™ QS-B220 Desktop Explosives Trace Detector

The Quantum Sniffer™ QS-B220 uses Ion Mobility Spectrometry to rapidly detect and identify trace amounts of a variety of military, commercial, and homemade explosives, as well as drugs. In Air Cargo Security, its ability to test packages rapidly and safely for trace explosives is critical for a system that transports millions of parcels every day.  With significantly lower maintenance requirements than competing systems, the QS-B220 can be deployed for a much lower total cost of ownership than other approved products.  The QS-B220 features several technological breakthroughs:

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No Radioactive Source.  In place of radioactive materials commonly used in ETD systems, Implant Sciences invented and patented a non-radioactive ion source.  As such, there are no licensing requirements, special transportation rules, or safety concerns.

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Automatic Self-Calibration.  The system is fully automatic, eliminating the need for manual calibration procedures common to systems now in use.  Current systems require a skilled technician to manually initiate recalibration of the equipment.

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Rapid “Clear-Down”.   The QS-B220 has been designed to address the industry’s requirements for faster reset times. The Implant Sciences’ design typically resets in seconds.

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for Security, Safety, and Defense (SS&D) markets. The Company has developed proprietary technologies used in its commercial explosive and narcotics trace detection systems which ship to a growing number of locations domestically and internationally. Implant Sciences' QS-H150 portable explosives trace detector has received Qualified Anti-Terrorism Technology Designation and the Company's QS-B220 desktop explosives and drugs trace detector has received acceptance onto the Transportation Security Administration’s Air Cargo Screening Technology List and has received a Developmental Testing & Evaluation (DT&E) Designation by the U.S. Department of Homeland Security under the Support Anti-terrorism by Fostering Effective Technology Act of 2002 (the SAFETY Act). For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Implant Sciences designs and manufacture all its systems in the United States and considers its commitment to U.S. manufacturing a core value. The company is currently responsible for more than 70 Massachusetts jobs, more than half of them created in the last two years.  The Company believes that TSA approval of the QS-B220 will lead to the creation of additional jobs.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that our explosives detection products and technologies (including any new products we may develop) may not be accepted by the Transportation Security Administration or by other U.S. or foreign government and law enforcement agencies or commercial consumers of security products; economic, political and other risks associated with international sales and operations could adversely affect our sales; the risk that liability claims related to our products or our handling of hazardous materials could damage our reputation and have a material adverse effect on our financial results;  the risk that our business is subject to intense competition; the risks that our markets are subject to rapid technological change and that our success depends on our ability to develop and introduce new products; the risks that we may not be able to retain our management and key employees or to identify, hire and retain additional personnel as needed; the risks that we may not be able to enforce our patent and other intellectual property rights or operate without infringing on the proprietary rights of others; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

Contact:

Implant Sciences Corporation

Company Contact:

Glenn Bolduc, CEO

978-752-1700

gbolduc@implantsciences.com

or

Investor Contact:

Laurel Moody

646-810-0608

lmoody@corporateprofile.com